CONSENT OF INDEPENDENT AUDITORS

CrestFunds, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 27 to Registration Statement No. 33-4163 of CrestFunds, Inc. of our report dated January 21, 1998 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectuses and to the references to us under the captions "Auditor" in the Statements of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
March 30, 1998